Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 22, 2025 (the “Effective Date”) by and between Jeff Wilkinson (“Executive”), Third Coast Bank, a Texas banking association (the “Bank”), Keystone Bank, SSB, a Texas state savings bank with its principal office in Bee Cave, Texas (“Keystone Bank”), and solely for the purpose of evidencing its agreement to issue shares of restricted stock pursuant to Section 4.4, Third Coast Bancshares, Inc., a Texas corporation, a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and sole shareholder of the Bank (“TCBX”).

WHEREAS, this Agreement is being entered into in connection with the Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated effective as of October 22, 2025, by and among TCBX, Arch Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly owned subsidiary of TCBX, and Keystone Bancshares, Inc. (“Keystone”), a Texas corporation, registered bank holding company under the BHCA, and sole shareholder of Keystone Bank;

WHEREAS, Executive’s agreement to and compliance with the provisions of Section 7 of this Agreement are a material factor, material inducement and material condition to TCBX’s participation in the transactions contemplated by the Reorganization Agreement. Moreover, Executive acknowledges that a substantial portion of the value of the transactions contemplated by the Reorganization Agreement is Executive’s promises to refrain from competing with the Bank and its affiliates as set forth in Section 7 hereof;

WHEREAS, as of the date of entry into the Reorganization Agreement, Executive was an officer of Keystone Bank and is receiving a considerable benefit as a result of the transactions contemplated by the Reorganization Agreement;

WHEREAS, the Bank desires to employ Executive on the terms and conditions set forth herein commencing at the Effective Time (as defined the Reorganization Agreement) (the “Effective Time”); and

WHEREAS, Executive desires to be employed by the Bank commencing at the Effective Time on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
TERM OF EMPLOYMENT
1.1
TERM.

Subject to Executive’s continuing employment with Keystone Bank as of immediately prior to the Effective Time, Executive’s employment by the Bank hereunder shall commence as of the Effective Time and shall continue until the second (2nd) anniversary of the Effective Time, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such second (2nd) anniversary of the Effective Time and on each annual anniversary of the Effective Time thereafter (such third anniversary date and each annual anniversary thereafter, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, unless either party provides written notice to the other party of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which Executive is employed by the Bank hereunder is hereinafter referred to as the “Employment Term.” However, if the Reorganization Agreement

is terminated for any reason before the Effective Time occurs, Executive will not be employed by the Bank under this Agreement, and, excepting only Section 7.10(a), (x) all provisions of this Agreement will terminate as of the time of termination of the Reorganization Agreement and (y) there will be no liability of any kind under this Agreement.

1.2
TERMINATION OF PRIOR EMPLOYMENT AGREEMENT

Keystone Bank and Executive are parties to that certain Amended and Restated Employment Agreement dated March 31, 2022 (the “Prior Employment Agreement”). Keystone Bank and Executive hereby agree that the Prior Employment Agreement shall terminate effective at the Effective Time, except that Sections 10 (Non-Disclosure and Confidentiality), 12 (Non-Competition), and 13 (Non-Solicitation of Employees and Customers) of the Prior Employment Agreement shall survive such termination and Executive reaffirms his continuing obligations thereto (the “Keystone Continuing Obligations”). Keystone Bank and Executive agree that, upon the termination of the Prior Employment Agreement, Executive shall have no further rights under the Prior Employment Agreement. Executive agrees and acknowledges the benefits that Executive will receive pursuant to this Agreement constitute consideration to which Executive is not otherwise entitled and is adequate consideration to support termination of the Prior Employment Agreement.

2.
POSITION AND DUTIES
2.1
POSITION

During the Employment Term, Executive shall serve as Chairman - Austin Market, reporting to the Chief Executive Officer of the Bank (the “CEO”) or the CEO’s designee (as applicable, the “Supervisor”). In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Supervisor, which duties, authority and responsibility shall be customary for persons occupying such positions in companies of like size and type.

2.2
DUTIES

During the Employment Term, Executive shall devote his best efforts and all of his full business time and attention to the performance of Executive’s duties hereunder (except for permitted paid time off and reasonable periods of illness or other incapacity) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly. Notwithstanding the foregoing, nothing herein shall preclude Executive from (a) performing services for such other companies as the Supervisor may designate or permit, (b) serving, with the prior written consent of the Supervisor, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of noncompeting businesses or charitable, educational or civic organizations, (c) engaging in charitable activities and community affairs, and (d) managing Executive’s personal investments and affairs; provided, however, that the activities set forth in clauses (a) through (d) shall be limited by Executive so as not to conflict or materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. During the Employment Term, Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

3.
PLACE OF PERFORMANCE

During the Employment Term, the principal place of Executive’s employment shall be Austin, Texas, provided that, Executive may be required to travel on Bank business during the Employment Term.

4.
COMPENSATION AND BENEFITS
4.1
BASE SALARY

During the Employment Term, the Bank shall pay Executive an annual base salary at a rate of not less than $481,500.00 in periodic installments in accordance with the Bank’s normal payroll practices, but no less frequently than monthly. Executive’s base salary shall be reviewed at least annually. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2
RETENTION BONUS

The Bank shall pay Executive a special retention bonus in the aggregate amount of $1,400,000 (the “Retention Bonus”), as follows: (a) 50% (i.e., $700,000) payable no later than thirty (30) days after the Effective Time (the “First Installment”) and (b) 50% (i.e., $700,000) payable on the first scheduled payroll date that occurs after the first anniversary of the Effective Time (the “Second Installment”). Each installment shall be payable only if the Executive remains continuously employed by the Bank through the applicable payment date. If Executive receives payment of the Second Installment, Executive hereby agrees to repay the Second Installment to the Bank in full, upon the Bank’s request therefor, if (x) Executive’s employment with the Bank terminates due to Executive’s resignation without Good Reason or by the Bank for Cause, in either case, prior to the two (2)-year anniversary of the Effective Time, or (y) Executive materially breaches any of his obligations under Section 7 of this Agreement or any of the Keystone Continuing Obligations.

4.3
ANNUAL BONUS

For each completed calendar year of the Employment Term, Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) at the discretion of the Bank. The process for determining the amount, and the performance goals or metrics applicable to such Annual Bonus, shall be established and evaluated on a basis consistent with the processes and criteria applicable to other similarly situated executive officers of the Bank.

4.4
EQUITY AWARDS
(a)
Within thirty (30) days following the Effective Time, TCBX shall grant to Executive ten thousand (10,000) restricted shares of TCBX common stock, par value $1.00 per share (the “Restricted Shares”). The Restricted Shares shall vest in equal annual installments over a period of five (5) years, with twenty percent (20%) of the Restricted Shares vesting on each anniversary of the Effective Time, subject to Executive’s continued employment with Bank through each applicable vesting date. The grant of the Restricted Shares may, at the discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of TCBX (the “Board”), be made pursuant to the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan (as amended and restated, the “Equity Plan”) and an award agreement substantially in the form attached hereto as Exhibit A.
(b)
During the Employment Term, Executive will be eligible to be considered to receive grants of equity-based awards commensurate with Executive’s position and responsibilities with the Bank. The amount, terms and conditions of any equity-based award will be determined by the Board or the

Compensation Committee, in its sole discretion, in accordance with the terms of the TCBX’s equity plan in effect from time to time.
4.5
EMPLOYEE BENEFITS

During the Employment Term, Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Bank, as in effect from time to time (but excluding, except as hereinafter provided in Section 5, any severance pay program or policy of the Bank), on a basis which is no less favorable than is provided to other similarly situated executives of the Bank, to the extent consistent with applicable law and the terms of the applicable employee benefit plans. The Bank reserves the right to amend or cancel any employee benefit plan at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

4.6
PAID TIME OFF

During the Employment Term, Executive shall be eligible for twenty-five (25) days of paid time off per calendar year (which shall be prorated for partial years) in accordance with the Bank’s paid time off policies, as in effect from time to time.

4.7
BUSINESS EXPENSES

During the Employment Term, Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures for senior executives. The Bank shall also pay the annual membership fee and other related expenses associated with Executive’s participation in the Vistage Worldwide professional organization.

4.8
VEHICLE ALLOWANCE

Executive shall be transferred ownership of the current vehicle that was provided to Executive by Keystone Bank at no additional expense to Executive other than any taxes arising in connection with such transfer. In addition, during the Employment Term, the Bank shall pay or reimburse Executive in the amount of $1,000 per month (or such greater amount as approved by the CEO from time to time) for the continued use, purchase or lease of a vehicle for Executive’s transportation to and from the offices of the Bank and for use in engaging in activities in the name of or for the benefit of the Bank.

4.9
CELLULAR PHONE

During the Employment Term, the Bank shall pay or reimburse Executive for costs and expenses related to the acquisition and use, including all related data and communication services, of a cellular telephone for use by Executive in engaging in activities in the name of or for the benefit of the Bank, in accordance with and subject to any limitations in the Bank’s cellular phone reimbursement policy.

4.10
COUNTRY CLUB DUES

During the Employment Term, the Bank shall pay or reimburse Executive for the membership dues and business-development related expenses associated with Executive’s membership at the Club at Horseshoe Bay and the Headliners Club (or at such other country club as may be mutually acceptable to Executive and the Bank) and such other clubs and organizations as may be agreed to by the CEO.

5.
TERMINATION OF EMPLOYMENT

Notwithstanding anything in this Agreement to the contrary, Executive shall be an at-will employee of the Bank, and the Employment Term and Executive’s employment hereunder may be terminated by either the Bank or Executive for any reason or no reason at any time; provided, however, that, unless otherwise provided herein, Executive shall be required to give the Bank at least thirty (30) days’ advance written notice of any termination of Executive’s employment by Executive. Upon termination of Executive’s employment during the Employment Term, Executive shall be eligible to receive the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Bank or any of its subsidiaries or affiliates.

5.1
TERMINATION FOR CAUSE OR WITHOUT GOOD REASON
(a)
The Employment Term and Executive’s employment hereunder may be terminated by the Bank for Cause, or by Executive without Good Reason. If the Employment Term and Executive’s employment are terminated by the Bank for Cause or by Executive without Good Reason, then:
(i)
Executive shall be eligible to receive any accrued but unpaid Base Salary, any accrued but unused paid time off, in each case, as of the Termination Date (as defined in Section 5.5 of this Agreement), which shall be paid on the first regularly scheduled payroll date following Termination Date (or such earlier date as may be required by applicable law);
(ii)
Executive shall be eligible to receive reimbursement for unreimbursed business expenses properly incurred by Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy and Sections 4.6, 4.7, 4.8 and 4.9, as applicable, of this Agreement; and
(iii)
Executive shall be eligible to receive (or continue to receive) such employee benefits and other compensation, if any, as to which Executive may be eligible as of the Termination Date pursuant to the specific terms of the Bank’s and its affiliates’ employee benefit plans, programs or agreements; provided that, in no event shall Executive be eligible to any payments in the nature of severance except as specifically provided herein.

The items set forth in Sections 5.1(a)(i) through 5.1(a)(iii) are referred to collectively in this Agreement as the “Accrued Amounts”.

(b)
For purposes of this Agreement, “Cause” shall mean:
(i)
Executive’s willful failure to perform Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)
Executive’s willful failure to comply with any valid and legal directive of the Supervisor;
(iii)
Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case as determined by the Bank in its sole discretion, materially injurious to the Bank or any of its affiliates;
(iv)
Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Bank;
(v)
Executive’s commission of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(vi)
Executive is or becomes a person described in the Federal Deposit Insurance Act (the “FDI Act”), Section 19(a)(1)(A) who has not received the Federal Insurance Corporation’s prior consent to participate in the Bank’s affairs under the “FDIC State of Policy for Section 19 of the FDI Act or any successor thereto;
(vii)
Executive’s willful violation of a material policy or code of conduct of the Bank including its Insider Trading Policy or Code of Ethics; or
(viii)
Executive’s material breach of any material obligation under this Agreement, including, but not limited to, Section 7 of this Agreement, or any other written agreement between Executive and the Bank.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have thirty (30) calendar days from the delivery of written notice by the Bank within which to cure any acts constituting Cause; provided, however, that if the Bank reasonably expects irreparable injury from a delay of thirty (30) calendar days, the Bank may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. If the Bank does not terminate Executive’s employment for Cause within sixty (60) calendar days after the CEO becomes aware of all material facts and circumstances giving rise to the Bank’s right to terminate Executive for Cause, then the Bank will be deemed to have waived the Bank’s right to terminate for Cause with respect to such grounds.

(c)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:
(i)
A reduction in Executive’s Base Salary;
(ii)
A relocation of Executive’s principal place of employment outside of the Austin MSA;
(iii)
Any material breach by the Bank of any material provision of this Agreement or any other material agreement between Executive and the Bank, excluding for this purpose an isolated or inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice thereof given by Executive; or
(iv)
A material diminution in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated).

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds and the Bank has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate Executive’s employment for Good Reason within sixty (60) calendar days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

5.2
TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Bank without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement, Executive’s timely execution of a release of claims in favor of the Bank, its affiliates and their respective officers and directors, in a form to be provided by the Bank (the “Release”), and such Release becoming effective within either twenty-eight (28) or fifty-two (52) days, as applicable, following the Termination Date (such 28-day or 52-day period, the “Release Execution Period”), Executive shall be entitled to receive the following compensation and benefits:

(a)
A payment (the “Cash Severance”) equal to the sum of (i) the greater of (I) an amount equal to Executive’s Base Salary through the end of the Employment Term and (II) one hundred percent (100%) of Executive’s Base Salary, (ii) the amount equal to the average of Executive’s Annual Bonuses earned for the three (3) full years preceding the year in which the Termination Date occurs, or, if less than three (3) years, the greater of (I) the average of the Annual Bonuses awarded for all full years preceding the year in which the Termination Date occurs, or (II) if less than one (1) year, Executive’s target Annual Bonus in effect for the year in which the Termination Date occurs, and (iii) the amount of any unpaid portion of the Retention Bonus under Section 4.2. The Cash Severance shall be payable in substantially equal installments over a period of one (1) year in accordance with the Bank’s normal payroll practices; provided that any installment payment under this Section 5.2(a) that is not made during the period following Executive’s termination Without Cause or termination for Good Reason because Executive has not executed the Release, shall be paid to Executive in a single lump sum on the first payroll date following the last day of the Release Execution Period.
(b)
If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Bank shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents (with the Executive required to pay for any employee-paid portion of such coverage) (such reimbursements to be referred to herein as the “COBRA Benefits”). The Bank shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the applicable COBRA premiums. Executive shall be eligible to receive such reimbursement until the earliest of: (i) twelve (12) months following the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA; and (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. To the extent the COBRA Benefits provided for in this Section 5.2(b) are not permissible after termination of employment under the terms of the health plans of the Bank then in effect, the Bank shall provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive was eligible to receive the COBRA Benefits. Executive shall bear full responsibility for applying for COBRA and the Bank shall have no obligation to provide Executive such coverage if the Executive fails to elect COBRA in a timely fashion.
(c)
The vesting of any outstanding equity awards held by Executive immediately prior to the Termination Date shall be determined in accordance with the terms of the applicable equity plan and award agreements.

It is expressly understood that the Bank’s payment and reimbursement obligations under this Section 5.2 shall cease in the event Executive breaches any of the agreements in Section 6, Section 7 or Section 8 hereof, or any of the surviving provisions in the Prior Employment Agreement.

5.3
TERMINATION DUE TO DEATH OR DISABILITY
(a)
The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Bank may terminate the Employment Term and Executive’s employment hereunder on account of Executive’s Disability (as defined below).
(b)
If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts (which amounts shall be paid in accordance with Section 5.1). The vesting of any outstanding equity awards held by Executive immediately prior to the Termination Date shall be determined in accordance with the terms of the applicable equity plan and award agreements. Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.
(c)
For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or (ii) Executive’s eligibility to receive long-term disability benefits under the Bank’s long-term disability plan.
5.4
NOTICE OF TERMINATION

Any termination of Executive’s employment hereunder by the Bank or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) sent to the other party hereto in accordance with Section 21. The Notice of Termination shall specify:

(a)
The termination provision of this Agreement relied upon; and
(b)
The applicable Termination Date.

5.5
TERMINATION DATE

The Executive’s Termination Date shall be:

(a)
If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;
(b)
If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;
(c)
If the Bank terminates Executive’s employment hereunder, the date the Notice of Termination is delivered to Executive or such later date specified in the Notice; or
(d)
If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) calendar days following the date on which the Notice of Termination is delivered; provided that the Bank may waive all or any part of the thirty (30) calendar day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Bank. In the event the Bank waives all or any part of the thirty (30) calendar day notice period, the Bank will continue to pay Executive his salary and all benefits for the entirety of the thirty (30) calendar day notice period.
5.6
MITIGATION

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.7
RESIGNATION OF ALL OTHER POSITIONS

Upon termination of Executive’s employment hereunder for any reason. Executive shall be deemed to have resigned from all positions that Executive holds with the Bank and its affiliates and as an officer or member of the board of directors (or a committee thereof) or similar governing body of the Bank or any of its affiliates. Executive covenants and agrees to take any and all actions reasonably requested by the Bank to effect or evidence such resignation(s).

5.8
SECTION 280G
(a)
Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (such excise tax being the “Excise Tax” and such code being the “Code”); provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with TCBX, any of its affiliates or otherwise (collectively, the “Payments”)) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made.
(b)
The “net after-tax benefit” shall mean (i) the present value of the Payments which Executive receives or is then entitled to receive that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the Payments described in clause (b)(i) above.
(c)
All determinations under this Section 5.8 will be made by an actuarial firm, accounting firm, consulting firm or law firm (the “280G Firm”) selected by the Bank. The 280G Firm shall be required to evaluate the extent to which all or a portion of any Payments are exempt from Section 280G as reasonable compensation for personal services rendered before or after the applicable Section 280G change in control event (including, for avoidance of doubt, Payments in respect of a covenant not to compete). The 280G Firm will submit any determination it makes under this Section 5.8 and detailed supporting calculations to each of Executive and the Bank as soon as reasonably practicable.
(d)
If the 280G Firm determines that one or more reductions are required under this Section 5.8, such Payments shall be reduced in a manner that maximizes Executive’s economic position as determined by the 280G Firm. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(e)
As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 5.8, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the 280G Firm determines that an Overpayment has been made, Executive must repay the Overpayment to the Bank, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Bank unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Bank of that determination, and the Bank will promptly pay the amount of that Underpayment to Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to Executive until the payment date.
(f)
The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm, in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.8. For purposes of making the calculations required by this Section 5.8, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
6.
COOPERATION

The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Bank and subject to Executive’s professional commitments, Executive shall cooperate with the Bank in connection with matters arising out of Executive’s service to the Bank; provided that, the Bank shall make reasonable efforts to minimize disruption of Executive’s other activities. the Bank shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

7.
COMPETITIVE ACTIVITY; CONFIDENTIALITY; NON-SOLICITATION
7.1
ACKNOWLEDGEMENTS AND AGREEMENTS

The Bank promises and agrees that, reasonably soon after the execution of this Agreement by Executive and during the Employment Term and as part of Executive’s employment under this Agreement, the Bank shall provide Executive with Confidential Information, which will enable Employee to perform his job for the Bank. In addition, after the Effective Time, Executive will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of the Bank. Executive acknowledges that: (a) the Bank has devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the business of the Bank; (c) the Bank would not disclose such information to Executive, nor would the Bank employ or continue to employ Executive without the agreements and covenants set forth in this Section 7; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

7.2
COVENANTS DURING EMPLOYMENT

During Executive’s employment with the Bank, Executive will not compete with the Bank anywhere in the world. In accordance with this restriction, but without limiting its terms, during Executive’s employment with the Bank, Executive will not:

(a)
enter into or engage in any business which competes with the Bank’s business;
(b)
solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Bank’s business;
(c)
divert, entice or otherwise take away any customers, business, patronage or orders of the Bank or attempt to do so; or
(d)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Bank’s business.

7.3
COVENANTS FOLLOWING TERMINATION

During the Restricted Period (as defined below), Executive will not:

(a)
enter into or engage in any business which competes with the Bank’s business within the Restricted Territory (as defined in Section 7.7);
(b)
solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Bank’s business within the Restricted Territory;
(c)
divert, entice or otherwise take away any customers, business, patronage or orders of the Bank or attempt to do so; or
(d)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Bank’s business within the Restricted Territory.

For purposes of this Section 7.3, the “Restricted Period” means the one (1)-year period beginning on the date of Executive’s termination.

7.4
INDIRECT COMPETITION

For the purposes of Sections 7.2 and 7.3 inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than two percent (2%) of the outstanding stock.

7.5
THIRD COAST BANK

For the purposes of this Section 7, the Bank shall include, as of any relevant time, any and all direct and indirect subsidiaries, parents, affiliates, or related companies of the Bank.

7.6
THIRD COAST BANK’S BUSINESS

For the purposes of this Agreement, the “Bank’s business” means managing, operating, controlling, participating in and carrying on domestic, international, personal and commercial banking services, including investment, trust, fiduciary, factoring and estate planning.

7.7
RESTRICTED TERRITORY

For the purposes of this Agreement, the “Restricted Territory” shall mean (a) the geographic area(s) within a fifty (50) mile radius of any and all the Bank and Keystone Bank location(s) in, to, or for which Executive ever worked, to which Executive was ever assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the three (3) year period prior to such termination and (b) all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the three (3) year period prior to such termination.

7.8
EXTENSION

If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 7.3, then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

7.9
NON-SOLICITATION

Executive will not directly or indirectly at any time during the period of Executive’s employment or for a period of one (1) year following the termination of Executive’s employment for any reason, attempt to disrupt, damage, impair or interfere with the Bank’s business by soliciting or inducing or attempt to solicit or induce any employee of the Bank to leave the employ of the Bank or hire any person who was an employee of the Bank at any time during the Employment Term, or by disrupting the relationship between the Bank and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Bank to maintain a stable workforce and remain in business. Notwithstanding the foregoing, this covenant will not restrict Executive from engaging in general solicitations for employees that are not targeted at the employees of the Bank or responding to inquiries about potential employment from any persons in response to any such general solicitation.

7.10
FURTHER COVENANTS
(a)
Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Bank, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any Confidential Information (defined below), without limitation as to when or how the Executive may have acquired such information. “Confidential Information” means and includes the Bank’s, Keystone Bank’s, and their respective affiliated entities’, confidential and/or proprietary information and/or trade secrets. Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including, but not limited to the following: information regarding past, current and prospective customers and investors and business affiliates and contractors; information regarding the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; payments or rates paid to consultants or other service providers. Confidential Information includes any such information that Executive may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Executive recognizes that the Confidential Information is dynamic and ever-changing. Confidential Information does not include any information that is or becomes publicly available, other than as a result of a violation of any confidentiality obligation of Executive, or that Executive receives on a non-confidential basis from a source other than the Bank, Keystone Bank, or any of their respective representatives that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Executive acknowledges that the Bank’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by the Bank in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank. Nothing in this Agreement prevents Executive from providing, without prior notice to the Bank, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.
(b)
Executive agrees that upon termination of Executive’s employment with the Bank, for any reason. Executive shall return to the Bank, in good condition, all property of the Bank, including, without limitation, any computer, tablet, cell phone, keys or keycards, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7.10(a) of this Agreement, whether in hard copy or generated and maintained on any form of electronic media. In the event that such items are not so returned, the Bank will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
(c)
Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Bank to make such reports or disclosures and Executive is not required to notify the Bank that Executive has made such reports or disclosures. In addition, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law. Executive may disclose the trade secret to an attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
7.11
DISCOVERIES AND INVENTIONS; WORK MADE FOR HIRE
(a)
Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Bank, or (ii) relates to the Bank’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Bank, Executive will assign to the Bank the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on Executive’s own time without using the Bank’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (A) relates to the business of the Bank, or (B) relates to the Bank’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Bank. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Bank or relates to the Bank’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment with the Bank shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Bank’s equipment, supplies, facilities, and/or trade secrets.
(b)
In order to determine the rights of Executive and the Bank in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during the Executive’s employment, and for one (1) year after termination of Executive’s employment with the Bank, Executive will disclose immediately and fully to the Bank any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Bank agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Bank and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Bank. Executive agrees that at the request of and without charge to the Bank, but at the Bank’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Bank and will assign to the Bank any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Bank to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Bank is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Bank of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Corporate Secretary of the Bank as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
(c)
Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Bank shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Bank. The item will recognize the Bank as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) the Bank, a Texas banking association, All Rights Reserved.” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
7.12
COMMUNICATION OF CONTENTS OF AGREEMENT

During Executive’s employment with the Bank and for one (1) year thereafter, Executive will communicate the contents of this Section 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

7.13
RELIEF

Executive acknowledges and agrees that the remedy at law available to the Bank for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Bank may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 7.2, 7.3, 7.9, 7.10, 7.11 and 7.12 inclusive, of this Agreement, without the necessity of proof of actual damage.

7.14
REASONABLENESS

Executive acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Bank’s business and the competitive injuries likely to be sustained by the Bank if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this

Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

8.
NON-DISPARAGEMENT

Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall (if lawful) promptly provide written notice of any such order to the Bank. In addition, this Section 8 does not in any way restrict or impede Executive from making good faith statements in internal performance discussions or reviews or denying false statements made by others.

9.
ACKNOWLEDGEMENT

Executive acknowledges and agrees that: (a) the services to be rendered by Executive to the Bank are of a special and unique character; (b) Executive will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and (c) the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank.

Executive further acknowledges that: (x) the amount of Executive’s compensation reflects, in part, Executive’s obligations and the Bank’s rights under Section 7 and Section 8 of this Agreement; (y) Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and (z) Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of Section 7 and Section 8 of this Agreement or the Bank’s enforcement thereof.

10.
REMEDIES

If, at the time of enforcement of any of the obligations in Section 7, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified.

In the event of a breach or threatened breach by the Executive of Section 7 and Section 8 of this Agreement, Executive hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 7, the non-compete period shall be tolled until such breach or violation has been cured.

11.
ARBITRATION

Subject to Section 10( Remedies), Executive and the Bank agree to submit any controversy or claim arising out of this Agreement or otherwise relating to Executive’s employment with the Bank, the Bank’s parent(s), or any of the Bank’s subsidiaries or the termination of such employment (including, but not limited to any claims of breach of contract, wrongful termination or age, sex, race or other discrimination) exclusively to confidential binding arbitration before a single arbitrator. Any such arbitration will be fully and finally resolved in binding arbitration in a proceeding in Texas in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect before a single arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall be responsible for payment of its reasonable fees of attorneys, professionals and experts and other costs and fees incurred in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement.

12.
PUBLICITY

During the Employment Term and thereafter, Executive hereby consents to any and all reasonable and customary uses and displays, by the Bank and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of Executive’s employment by the Bank, for all legitimate commercial and business purposes of the Bank (“Permitted Uses”), without royalty, payment or other compensation to Executive.

13.
GOVERNING LAW; JURISDICTION AND VENUE

This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Subject to Section 11, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in Harris County, Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any such proceeding, each of the parties hereby knowingly and willingly waives and surrenders such party’s right to trial by jury and agrees that such litigation shall be tried to a judge sitting alone as the trier of both fact and law, in a bench trial, without a jury.

14.
ENTIRE AGREEMENT

Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Bank pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, however, that if Executive and the Bank enter into a separate restrictive covenant agreement and the provisions of that agreement conflict with the provisions in this Agreement, the provision that entitles the Bank to the broadest relief under applicable law shall control; provided, further, that, with the exception of Section 5.8 (Section 280G), nothing in this Agreement shall supersede, limit or in any way affect any rights Executive may have under any employee benefit plan, program or agreement.

The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

15.
MODIFICATION AND WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an individual authorized by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.
SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

17.
CAPTIONS

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.
COUNTERPARTS

This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.
SECTION 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A. each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

If any reimbursements or in-kind benefits provided by the Bank pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A. such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents: (b) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the termination of Executive’s employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in subsection (a)(2)(b)(i) of Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date (with interest at the Applicable Federal Rate from the scheduled payment date to the date of payment), and thereafter any remaining payments shall be paid without delay in accordance with their original schedule.

20.
SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. the Bank may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank. This Agreement shall inure to the benefit of the Bank and permitted successors and assigns. Executive hereby consents to the assignment by the Bank of all of its rights and obligations hereunder to any successor to the Bank by merger or consolidation or purchase of all or substantially all of the Bank’s assets, provided such transferee or successor assumes the liabilities of the Bank hereunder.

21.
NOTICE

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, sent via electronic mail, or sent by reputable overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank:

Legal Department

Third Coast Bank

20202 Highway 59 N, Suite 190

Humble, Texas 77338

Email: [***]

If to Executive, to such address as shall most currently appear on the records of the Bank.

Any notice under this Agreement shall be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

22.
REPRESENTATIONS OF EXECUTIVE

Executive represents and warrants to the Bank that: (a) Executive’s employment with the Bank and/or the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit the Executive’s job duties or obligations with the Bank in any way.

23.
WITHHOLDING

The Bank shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation. Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

24.
SURVIVAL

Upon any expiration or other termination of this Agreement: (a) each of Sections 7 (Competitive Activity; Confidentiality; Nonsolicitation), 8 (Disparagement), 9 (Acknowledgment), 10 (Remedies), 11 (Arbitration), 12 (Publicity) and this Section 24 shall survive such expiration or other termination; and (b) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25.
ACKNOWLEDGEMENT OF FULL UNDERSTANDING

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE

ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	THIRD COAST BANK, a Texas banking association
/s/ Jeffrey A. Wilkinson	By: /s/ Bart Caraway
Name: Jeffrey A. Wilkinson	Name: Bart Caraway
Dated: October 22, 2025	Title: Chief Executive Officer
Dated: October 22, 2025

KEYSTONE BANK, SSB, a Texas state savings bank
By: /s/ Bryan St. George
Name: Bryan St. George
Title: President
Dated: October 22, 2025

THIRD COAST BANCSHARES, INC., a Texas Corporation**
By: /s/ Bart Caraway
Name: Bart Caraway
Title: Chief Executive Officer
Dated: October 22, 2025
**Solely for the purpose of evidencing its agreement to issue shares of restricted stock pursuant to Section 4.4

Exhibit A

Restricted Stock Award Agreement

{See attached.}

THIRD COAST BANCSHARES, INC.
2019 OMNIBUS INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK

Pursuant to the terms and conditions of the Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Award Agreement, attached as Appendix B (the “Agreement”), you are hereby awarded shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) subject to and under the conditions set forth below, in the Agreement, and in the Plan (the “Restricted Shares”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grantee:	Jeff Wilkinson
Date of Grant:	[•][1]
Vesting Commencement Date:	[•][2]
Number of Restricted Shares:	10,000
Vesting Schedule:

Except as otherwise provided below or in the Agreement, the Restricted Shares covered by this award will become vested as follows:

1.
2,000 Shares of Restricted Shares shall vest on the first anniversary of the Vesting Commencement Date;
2.
2,000 Shares of Restricted Shares shall vest on the second anniversary of the Vesting Commencement Date;
3.
2,000 Shares of Restricted Shares shall vest on the third anniversary of the Vesting Commencement Date;
4.
2,000 Shares of Restricted Shares shall vest on the fourth anniversary of the Vesting Commencement Date;
5.
2,000 Shares of Restricted Shares shall vest on the fifth anniversary of the Vesting Commencement Date;

provided, in each case, you remain an Employee, Consultant and/or Non-Employee Director continuously from the Date of Grant through each applicable vesting date.

By accepting the Restricted Shares you acknowledge receipt of the Restricted Shares issued on the Date of Grant indicated above, which have been issued under the terms and conditions of this Notice of Grant of Restricted Stock (the “Notice of Grant”), the Plan and the Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan,

1 NTD: Grant Date to be not later than 30 days following date on which Effective Time occurs.

2 NTD: Insert date on which Effective Time occurs.

this Notice of Grant or the Agreement. You further acknowledge and agree that (a) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, and (b) a copy of the Agreement and the Plan have been made available to you.

In addition, you are consenting to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law. This consent shall be effective for the entire time that you are a participant in the Plan.

Note: To accept the Restricted Shares, execute this form and return an executed copy to John McWhorter within 30 days. Failure to return the executed copy by such date will render this issuance invalid.

THIRD COAST BANCSHARES, INC.

a Texas corporation

By:____________________________________

Name: R. John McWhorter

Title: S. Executive Vice President and

Chief Financial Officer

Accepted by:

Name: JEFF WILKINSON

Date:____________________________________

Attachments: Appendix A – Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan

Appendix B – Restricted Stock Award Agreement

Appendix A

Third Coast Bancshares, Inc. 2019 Omnibus Incentive Plan

[Attached.]

Appendix B

Restricted Stock Award Agreement

[Attached.]

THIRD COAST BANCSHARES, INC.
2019 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Plan”), the Company has granted to you an award of the Number of Restricted Shares set forth in that certain Notice of Grant of Restricted Stock (the “Notice of Grant”) executed by you and the Company. Capitalized terms used but not otherwise defined in this Restricted Stock Award Agreement (this “Agreement”) shall have the meanings set forth in the Plan and the Notice of Grant, each of which is attached hereto and incorporated herein in their entirety. The Restricted Shares issued to you pursuant to this Agreement and the Notice of Grant are subject to all of the terms and conditions set forth in this Agreement and in the Plan and the Notice of Grant.

1.
Restricted Shares. Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of the Number of Restricted Shares set forth in the Notice of Grant in accordance with the terms and conditions set forth herein and in the Plan. To ensure compliance with the restrictions applicable to the Restricted Shares, the provisions of the charter documents of the Company, and/or applicable law and for other proper purposes, the Company may issue appropriate “stop transfer” and other instructions to its transfer agent with respect to the Restricted Shares. The Company shall notify the transfer agent as and when the restrictions lapse.
2.
Vesting.
(a)
Vesting Schedule. Unless earlier vested or forfeited in accordance with this Agreement, the Restricted Shares will vest on the vesting date(s) set forth in the Notice of Grant; provided, however, that all unvested Restricted Shares will become vested (i) immediately prior to the consummation of a Change of Control or (ii) upon your termination of employment or service with the Company and its Subsidiaries due to your death or Disability. For purposes of this Agreement, “Disability” shall mean a long-term disability that entitles you (or would entitle you) to receive benefits under the Company’s long-term disability plan as then in effect.
(b)
Involuntary Termination without Cause or Voluntary Resignation for Good Reason. Notwithstanding any other provision of this Agreement, if you are a party to a written employment, severance or change in control agreement with the Company and/or a Subsidiary (an “Employment Agreement”) that provides that the vesting of any portion of the Restricted Shares accelerates upon your termination of employment without cause or for good reason (as such terms are defined in such Employment Agreement), then the provisions of such Employment Agreement shall govern, including the definitions of “cause” and “good reason.”
3.
Termination of Employment or Service. Except as otherwise provided in Section 2 of this Agreement, if your employment or service with the Company and its Subsidiaries ends for any reason, then you will immediately forfeit, and the Company will immediately re-acquire, all then unvested Restricted Shares for no consideration. The Company determines when your employment or service terminates for this purpose and all purposes under the Plan, and its determination is conclusive and binding on all Persons.
4.
Restrictions on Transfer. The Restricted Shares covered by this Award shall not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by you (other than to the Company) unless and until they become vested and cease to be Restricted Shares pursuant to Section 2 above. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of the Restricted Shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent.

5.
Escrow. By your acceptance of the Award, you will be deemed to appoint, and do so appoint, the Secretary of the Company or such other escrow holder as the Committee may appoint to hold the Restricted Shares in escrow as your attorney(s)-in-fact to effect any transfer of unvested forfeited Restricted Shares (or Restricted Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.
6.
Removal of Notations. As soon as administratively practicable after the vesting of any Restricted Shares subject to the Award pursuant to Section 2 hereof and your satisfaction of the required Tax Withholdings pursuant to Section 9, the Company shall remove the notations on any Restricted Shares subject to the Award which have vested. You (or your beneficiary or personal representative in the event of your death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company.
7.
Rights as Shareholder; Dividend Equivalents. Except as otherwise provided herein, upon the Date of Grant you shall have all the rights of a shareholder of the Company with respect to the Restricted Shares including, without limitation, voting rights and rights to receive any cash or stock dividends; provided, however, that the aggregate amount of any cash or stock dividends shall be held by the Company, without interest thereon, and paid to you as soon as practicable following the date on which the Restricted Shares to which such dividends relate vest. Any dividends held by the Company on Restricted Shares that do not vest shall be forfeited and retained by the Company.
8.
Section 83(b) Election. If you make an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which you would otherwise be taxable under Section 83(a) of the Code, you hereby agree to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
9.
Tax Obligations.
(a)
Withholding Requirements. The notations on the Restricted Shares will not be removed by the Company unless and until you make satisfactory arrangements (as determined by the Committee) for the payment of the amount the Company deems appropriate to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the grant or vesting of the Restricted Shares (the “Tax Withholdings”). If you fail to make satisfactory arrangements for the payment of any Tax Withholdings under this Agreement, the Company may refuse to remove the notations on the Restricted Shares, to the extent permitted by applicable laws.

(b)
Withholding. With respect to any required Tax Withholdings, you may: (i) direct the Company to withhold from the Restricted Shares a number of shares of Common Stock to satisfy such Tax Withholdings, which determination will be based on the Fair Market Value of the shares of Common Stock at the time such determination is made; (ii) deliver to the Company shares of Common Stock sufficient to satisfy such withholding, based on the Fair Market Value of the shares of Common Stock at the time such determination is made; (iii) provide for withholding from proceeds of the sale of shares of Common Stock issuable or issued to you pursuant to this Award through a voluntary broker-assisted sale arranged by the Company; or (iv) deliver cash to the Company sufficient to satisfy such withholding obligations. If you desire to elect to use the withholding option described in subparagraph (i), (ii) or (iii), you must make the election at the time and in the manner the Company prescribes. The Committee, in its discretion, may deny your request to satisfy tax withholding using a method described under subparagraph (i), (ii) or (iii). In the event the Company determines that the aggregate Fair Market Value of the shares of Common Stock withheld as payment of any Tax Withholdings is insufficient to discharge its tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

10.
Compliance with Securities Law. The Restricted Shares are not registered under the Securities Act. At this time, the Company has determined that the issuance of the Restricted Shares under this Award is exempt from the registration requirements of the Securities Act. If the Company determines at any time that an exemption from the registration requirements of the Securities Act was not available or that the issuance of the Restricted Shares otherwise would not comply with any other applicable laws and regulations, then the Company may rescind the Restricted Shares.
11.
Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to this Agreement on all certificates representing Restricted Shares issued with respect to this Award.
12.
Right of the Company and Bank to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
13.
Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
14.
Clawback. This Award and the Restricted Shares covered thereunder are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any bank regulatory requirement and/or Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such bank regulatory requirement or policy.
15.
Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
16.
No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
17.
Execution of Receipts and Releases. Any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
18.
No Guarantee of Interests. The Board and the Company do not guarantee the shares of Common Stock covered by this Award from loss or depreciation.
19.
Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
20.
Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

21.
Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
22.
Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.
23.
Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
24.
Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
25.
Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
26.
Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Restricted Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Restricted Shares.
27.
Amendment. This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
28.
The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

BY SIGNING THE NOTICE OF GRANT AND ACCEPTING THIS AWARD OF RESTRICTED SHARES, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE, IN THE NOTICE OF GRANT, AND IN THE PLAN.